Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-152146 and 333-163208 on Form S-8 and Registration Statement No. 333-185549 on Form S-3 of our reports dated September 10, 2015, relating to the consolidated financial statements of pSivida Corp., and the effectiveness of pSivida Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of pSivida Corp. for the year ended June 30, 2015.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

September 10, 2015